Exhibit 99.01

News Release

FOR IMMEDIATE RELEASE

Contact:	Derma Sciences, Inc.	Cameron Associates
	Edward J. Quilty	John McNamara
	President & CEO	John@cameronassoc.com
	equilty@dermasciences.com	212-554-5485
609-514-4744

Derma Sciences Announces Financial Results for the Fourth Quarter and
Year Ended December 31, 2006

Annual Revenues Up 22%Annual
Gross Profit Rises 37%

PRINCETON, NJ, April 2, 2007 — Derma Sciences, Inc. (OTCBB: DSCI), a manufacturer and full line supplier of wound and skin care products, today reported its results for the fourth quarter and year ended December 31, 2006 versus 2005 restated.

For the fourth quarter ended December 31, 2006, the Company reported net sales of $7,687,009 and a net loss of $107,399, compared to net sales of $5,732,856 and a net loss of $918,824 for the fourth quarter of 2005. The fourth quarter of 2006 and 2005 include non-cash goodwill impairment charges of $200,000 and $910,967 respectively.

For the year ended December 31, 2006, the Company reported net sales of $27.9 million and net income of $668,739 or $0.03 per basic and diluted share, a 22% increase in net sales compared to net sales of $22.8 million and a net loss of $1,099,990, or $0.09 per basic and diluted share in 2005. The $5.1 million sales increase was driven primarily by the contribution of $5.0 million of sales from Western Medical, which was acquired by the Company in April 2006 and growth of the private label business, partially offset by the non-recurrence of a $1.7 million one-time sale associated with our exclusive distribution agreement with Source Medical in Canada in 2005. Gross profit for 2006 rose to $9.7 million from $7.0 million in 2005, a 37% increase and the gross profit percentage improved to 34.6% versus 30.9% in 2005, primarily due to the combined impact of higher sales, favorable product mix, improved manufacturing performance and the benefit of lower negotiated third party supplied product costs.

John Yetter, Vice President and CFO, commented, “Over the past year the Company has significantly strengthened its financial condition and improved its liquidity. In 2006, the Company operated profitably and cash flow from operations continued to improve. Current year operating results include $211,756 for share based compensation expense and $200,000 for a goodwill impairment charge. Excluding these items, profitability would have exceeded $1 million. At year-end, the Company had $5.7 million of working capital, including $1.3 million of cash on hand. Our operating lines of credit were at zero with approximately $3.3 million of availability. The Company’s current financial condition puts it in good position to support management’s growth initiatives going forward.”

Edward J. Quilty, President and CEO, commented, “Last year was a turning point for Derma Sciences and it represents the platform from which we expect to progress into some exciting new territory in the coming months and years. We have worked very hard over the past two years at changing the business model from focusing mostly on the manufacture and distribution of commodity gauze bandages to a model that more closely resembles an innovative wound care company. Going forward our strategy will be to continue to build our private label / OEM contract sales which will absorb overhead and generate cash flow. These profits will allow us to pursue the company’s mission of Advancing Wound Care through the development and introduction of new technologies.

We took the first step with the Comvita Limited licensing agreement. This agreement cleared the way to developing a line of products based on the healing qualities of Active Manuka Honey, API-MEDTM. The next new product was ALGICELLTM Ag, our antimicrobial Silver Alginate wound dressing. This product represents the first silver alginate dressing available that offers the full benefit of antimicrobial ionic silver combined with the proven wound management properties of pure alginate fibers. More recently, we announced a licensing agreement for the sales and marketing of our MOBILITY-1TM intermittent pneumatic compression device; a significant advancement in the treatment of patients with various vascular diseases or lymphedema. Just last week we completed a licensing agreement with QuickMed Technologies. Our exclusive license will allow us to, pending FDA clearance, bring to market several gauze-based antimicrobial dressings to further strengthen our growing infection control portfolio. As the year progresses, we will continue to look for new in-license opportunities including diagnostic and therapeutic products that address unmet patient needs in wound care.

To help us maximize the effectiveness of the marketing efforts of API-MEDTM, ALGICELLTM Ag and MOBILITY-1TM, we have put together a Clinical Advisory Board to assist us. This Advisory Board consists of some of the country’s foremost doctors, clinicians and thought leaders in the wound care field. In the first quarter of 2007 we also created the position of Director of Clinical Affairs. Diane Maydick, a wound care clinician with over 25 years of experience, accepted that role and will provide much needed support for our products with end-users.”

“Looking forward,” Quilty continued, “with the successful launch of our Active Manuka Honey product line and market acceptance of our additional products, 2007 is expected to be a good year. We expect that revenues could grow in the 15%-19 % range with gross margins between 30% and 35%. As mentioned, we expect a ramp up of expenses associated with our Sales &Marketing support for new product introductions. Our plan is to reinvest free cash flow back into the business to build top line sales and improve gross margin resulting in improved shareholder value.”

Webcast Information

The Company will hold a conference call and webcast on Monday, April 2 at 11:00 a.m. ET. Interested parties should call 800-638-4817 (domestic) or 617-614-3943 (international), with passcode 19236062 to access the call. You may also access this call via the Internet at:

http://phx.corporate-ir.net/playerlink.zhtml?c=107533&s=wm&e=1513054

A replay will be available through April 9, 2007 and can be accessed by dialing 888-286-8010 (domestic), and 617-801-6888 (international). The pass code is 77790999.

About Derma Sciences, Inc.

Derma Sciences, Inc. provides a full range of skin care; wound management and specialty securement devices that are used primarily in the professional markets, specifically hospitals, nursing homes and home care settings. For more information about Derma Sciences, Inc., visit its home page on the Internet at http://www.dermasciences.com.

Forward-looking Statements

Statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” are intended to identify forward-looking statements. Readers are cautioned, that certain important factors may affect the Company’s actual results and could cause such results to differ materially from any forward-looking statements which may be made in this release or which are otherwise made by or on behalf of the Company. Factors which may affect the Company’s results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company’s actual results and forward-looking statements Include but are not limited to, those discussed in the Company’s filings with the Securities and Exchange Commission.

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DERMA SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,
	2006	2005
		(Restated)
Net sales	$ 7,687,009	$ 5,732,856
Cost of sales	5,041,739	3,889,610

Gross Profit	2,645,270	1,843,246

Operating expenses	2,399,899	1,705,367
Goodwill impairment	200,000	910,967
Interest expense	75,379	81,085
Other (income) expense, net	(21,950)	64,651

Total Expenses	2,653,328	2,762,070

Loss before provision for income taxes	(8,058)	(918,824)
Provision for income taxes	99,341	-

Net Loss	$ (107,399)	$ (918,824)

Loss per common share - basic and fully diluted	$ (0.00)	$ (0.07)

Shares used in computing loss per common share - basic and fully diluted	24,906,160	12,285,768

Consolidated Statements of Operations

	Year Ended December 31,
	2006	2005
		(Restated)

Net sales	$ 27,887,391	$ 22,799,640
Cost of sales	18,235,003	15,756,053

Gross Profit	9,652,388	7,043,587

Operating expenses	8,339,227	6,966,037
Goodwill impairment	200,000	910,967
Interest expense	374,079	336,867
Other income, net	(47,998)	(70,294)

Total Expenses	8,865,308	8,143,577

Income (loss) before provision for income taxes	787,080	(1,099,990)
Provision for income taxes	118,341	-

Net Income (loss)	$ 668,739	$(1,099,990)

Income (loss) per common share - basic	$ 0.03	$ (0.09)

Shares used in computing income (loss) per common share - basic	20,591,065	12,216,804

Income (loss) per common share - diluted	$ 0.03	$ (0.09)

Shares used in computing income per common share - diluted	24,409,760	12,216,804

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